Exhibit 10.4

QUANTUM COMPUTING INC.

215 Depot Court, SE

Leesburg, VA 20175

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 23rd day of July 2018 (the “Effective Date”), between Richard E. Malinowski (“Executive”) and Quantum Computing Inc. (the “Company”), a Delaware corporation.

WHEREAS, on February 15, 2018, the Company and the Executive entered into an oral agreement (the “Oral Agreement”) whereby the Executive was to be employed to serve as the Company’s Chief Technology and Operations Officer (“CTOO”);

WHEREAS, the Company and Executive are entering into this Agreement to memorialize the terms and conditions of the Oral Agreement and the Executive is willing to continue to serve in the foregoing position on the terms and conditions set forth herein;

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Effective Date and Term of Employment. Since March 1, 2018 the Executive has served as the Company’s CTOO and the effective date of this Agreement is the first date listed above (the “Effective Date”). The Company will continue to employ Executive as CTOO, and Executive agrees to work for the Company, at such facility as the Company deems appropriate, to perform the duties and responsibilities inherent in such position, and such other duties and responsibilities as the Company shall from time to time as assigned to Executive. The term of this Agreement shall commence on the date hereof and shall continue for a period of two (2) years. Thereafter, this Agreement shall be automatically renewed for one year periods, unless otherwise terminated by the Company or Executive upon written notice to the other given not less than ninety (90) days prior to the next anniversary of the Agreement. ‘The initial two (2) year term may terminate as provided for in Section 4 below. The initial term and any renewals thereof shall be referred to herein as the “Term.”

2. Duties and Responsibilities. The Executive agrees to work for the Company as its CTOO performing all of the duties and responsibilities inherent in such position. As the CTOO the Executive shall report to the Company’s Board of Directors (the “Board”) and/or President and shall be subject to the supervision thereof, and Executive shall have such authority as is delegated by the Board and/or the President, which authority shall be sufficient for Executive to perform all of the duties of the office referenced herein. The Executive shall devote the Executive’s full time, attention and skills to the operations of the Business (as defined below) of the Company and that he will perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the Board, which duties shall include but shall not be limited to the responsibility of managing the design, development, delivery and support of the Company’s software and hardware products, management of the R&D staff and intellectual property assets, and the overall operations of the Company and put forth reasonable best efforts in the performance of the foregoing services. Subject to the restrictions set forth in Section 6.4, Executive may accept other board memberships or service with other charitable organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company.

3. Compensation and Benefits.

3.1 Salary. The Company will pay Executive a base salary of $15,000.00 twice per calendar month (i.e., at an annualized rate of $360,000 per year), payable in accordance with the Company’s customary payroll practices (the “Base Salary”). The Base Salary thereafter shall be subject to annual review and adjustment, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion, provided, however, that the Base Salary may not be decreased without the Executive’s consent unless the compensation payable to all executives of the Company is also similarly reduced.

3.2 Annual Incentive. For the fiscal year ending December 31, 2019 and in subsequent fiscal years during the Term, Executive will be eligible to receive an annual cash bonus in an amount up to $200,000, subject to Executive achieving the performance milestones that are established and approved by the Board within 60 days following the beginning of such fiscal year. The bonus, if payable, shall be calculated and paid within 30 days after the end of the fiscal year in which such bonus was earned; provided, however, that the Company may delay the calculation and payment of any portion of such bonus which is based on the attainment of a revenue, earnings or similar milestone until the completion of the audit of the Company’s financial statements for the fiscal year in question.

3.3 Initial Stock Grant; Recoupment; Lock-up Agreement. As an inducement to join the Company and to recruit the necessary key technical staff, the Company agrees to grant the Executive 3,800,000 shares (the “Shares”) of Quantum Computing’s restricted common stock, to be issued upon the execution and delivery hereof. The Shares will vest immediately, but will be subject to recoupment by the Company in the event that Executive’s employment is terminated (i) by the Company for Cause, (ii) by Executive breaching this Agreement for any reason whatsoever, or (iii) by Executive without Good Reason, effective immediately as of the date of such termination, in accordance with the following schedule:

Termination Date	Percentage of Shares Subject to Recoupment
From Effective Date through February 29, 2020	66.66%
March 1, 2020 through February 28, 2021	33.34%

For the avoidance of doubt, if Executive is employed under this Agreement on March 1, 2021, this Section 3.3 shall no longer be in effect and Executive’s Shares shall not be subject to recoupment by the Company. In addition, this Section 3.3 shall not subject any other compensation given to the Executive under Section 3 hereof to recoupment by the Company.

The Shares are subject to the terms and conditions of the lock-up agreement delivered by the Executive to the Company, entered into as the date hereof, in the form attached hereto as Exhibit A.

3.4 Long-Term Incentives. The Company may from time to time establish other incentive programs, including but not limited to stock grants, stock options, and the Executive will be eligible to participate in such incentive programs under terms to be set when such programs are approved by the Board and Shareholders.

3.5 Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to health care plans, short and long term disabilities plans, life insurance plans, retirement plans, and all other benefit plans from time to time in effect. Executive shall also be entitled to take four (4) weeks of fully paid vacation in accordance with Company policy.

3.6 Reimbursement of Certain Expenses. Executive shall be reimbursed for such reasonable and necessary business expenses incurred by Executive while Executive is employed by the Company, which are directly related to the furtherance of the Company’s business, including compensation under the Company’s standard policies if Executive uses his personal vehicle for Company business where such business is more than one hundred fifty (150) miles from the Company’s main offices or Executive’s home, wherever such trip commences. The Executive must submit any request for reimbursement no later than fifteen (15) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation. The Company may request additional documentation or a further explanation to substantiate any business expenses submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement. If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

3.7 Indemnification. The Company shall indemnify Executive to the fullest extent permitted under applicable law, the Company’s Articles of Organization and the Company’s By-laws, each as they may be amended from time to time. The Executive shall be insured under the Company’s Directors’ and Officers’ liability policy in the same manner as other senior executives of the Company for as long as Executive is an officer of the Company and as long as the Company maintains such policy in force. Such indemnity and insurance shall survive the termination of Executive’s employment by the company.

4. Termination of Employment Period. Executive’s employment under the terms of this Agreement may terminate upon the occurrence of any of the following:

4.1 Termination for Cause. At the election of the Company, for “Cause,” upon written notice by the Company to Executive. For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a) Executive’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or

(b) Executive’s dishonesty, gross negligence or gross misconduct that is materially injurious to the Company or material failure to perform her/his duties under this Agreement which has not been cured by Executive within 10 days after he/she shall have received written notice from the Company stating with reasonable specificity the nature of such failure to perform; or

(c) Executive’s illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company.

4.2 Voluntary Termination by the Company. At the election of the Company, without Cause upon 30 days prior written notice.

4.3 Death or Disability. Upon the death or disability of Executive. As used in this Agreement, “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement.

4.4 Termination for Good Reason. Subject to the notice and cure periods set forth in Section 5.5, at the election of Executive for “Good Reason” (as defined below), upon written notice by the Executive to the Company.

4.5 Voluntary Termination by Executive. At the election of Executive, without Good Reason, upon not less than 30 days prior written notice by him/her to the Company.

5. Effect of Termination.

5.1 Termination for Cause, at the Election of Executive, or at Death or Disability. In the event that Executive’s employment is terminated for Cause, the Company shall have no further obligations under this Agreement other than to pay to Executive’s Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company. In the event that Executive’s employment is terminated upon Executive’s death or disability, or at the election of Executive, the Company shall have no further obligations under this Agreement other than (i) to pay to Executive, in a single lump sum upon such termination, Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company and (ii) to pay to Executive, in a single lump sum, a pro rata portion of any bonus (to the extent earned prior to such termination) for the fiscal year in which termination occurs, pursuant to Section 3.2.

5.2 Voluntary Termination by the Company, or for Good Reason. In the event that Executive’s employment is terminated during the term of this Agreement without Cause, or by Executive’s resignation or Good Reason, and Executive executes a release of claims in favor of the Company, not later than 30 days after Executive’s employment terminates, and the period in which Executive is entitled to revoke such release has expired without any such revocation, then the Company shall continue to pay to Executive the annual Base Salary in effect immediately prior to such termination for the twelve-month period following Executive’s last day of employment. In addition, the Company shall continue Executive’s coverage under and its contributions towards Executive’s health care, dental, and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for the six-month period following Executive’s last day of employment. In addition to the foregoing amounts, the Company shall pay Executive in a single lump sum, a pro rata portion of any bonus (to the extent earned prior to such termination) for the year in which termination occurs, pursuant to Section 3.2. Notwithstanding the foregoing, subject to any overriding laws, the Company shall not be required to provide any health care, dental, or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company.

5.3 Notwithstanding any other provision of this Amended Agreement with respect to the timing of payments under Section 5, if, at the time of the Executive’s termination, the Executive is deemed to be “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 5 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 5, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 5, as thereafter applicable.

5.4 Upon Executive’s termination without Cause during the term of this Agreement, or as a result of Executive’s resignation for Good Reason during the term of this Agreement, all stock options granted by the Company and then held by Executive shall be accelerated and become fully vested and exercisable as of the date of Executive’s termination.

5.5 As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) a “material diminution” (as such term is used in Section 409A of the Code) of the duties assigned to Executive (provided, however, that no termination of Executive’s service as a member of the Board, if appointed thereto, regardless of the reason therefore, shall constitute a “material diminution” of Executive’s duties for purposes of this Section 5.5); or (b) a material reduction in Base Salary or other benefits (other than a reduction or change in benefits generally applicable to all executive employees of the Company); or (c) a “Change of Control” of the Company, as that term is defined in the Control Plan; or (d), the acquisition (other than an acquisition directly from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of (i) 50% or more of the then outstanding Voting Stock, or (ii) Voting Stock which has the effect of increasing the percentage of Voting Stock owned by any such individual, entity or group to 50% or more of the then outstanding Voting Stock, shall not constitute a Change of Control.

5.6 The provisions of this Section 5 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with Section 409A, references in this Agreement to a “termination of employment” shall mean a “separation of service” as defined by Section 409A. It is further intended that each installment of the payments provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

6. Nondisclosure and Noncompetition.

6.1 Proprietary Information.

(a) Executive agrees that all information, products, specifications, designs, plans, drawings, data, know-how, prototypes, discoveries, research, developments, methods, processes, procedures, improvements, ‘know-how’, compilations, market research, marketing techniques and plans, business plans and strategies, customer names and other information related to customers, price lists, pricing policies and financial information or other business and/or technical information and materials, in oral, demonstrative, written, graphic or machine-readable form, which is unpublished, not available to the general public, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his/her duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Propriety Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of her/ his duties for the Company.

(c) Executive agrees that his/her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

6.2 Inventions.

(a) Disclosure. Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or un-patentable, copyrightable or un-copyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) to any invention related to the general line of business engaged in by the Company or to which the Company planned to enter during the period of Executive’s employment with the Company; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; and (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form. Executive hereby assigns to the Company all his right, title, and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to quantum simulators, quantum annealers, quantum computing algorithms and quantum application software which Executive conceives of, reduces to practice, or otherwise creates, either alone or jointly with others, in the course of his employment hereunder and in which the law recognizes any protectable interest. This paragraph excludes the following Inventions: all current patents held by Richard E. Malinowski and/or REMTCS Inc, and 228 trading and security algorithms developed by Richard E. Malinowski and/or RBMTCS over the last 20 years.

(b) Assignment of inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, conceived of, reduces to practice, makes, develops, creates or works on, either alone or jointly with other, during or in the course of employment, except as limited by 6.2(a) above and those Inventions that Executive, develops entirely on Executive’s own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company.

(c) Records. Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d) Patents. Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 6.2. Executive further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

6.3 Prior Contracts and Inventions; Information Belonging to Third Parties. Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive. Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

6.4 Noncompetition and Non-solicitation.

(a) During Executive’s employment with the Company and for a period of 12 months after the termination of Executive’s employment with the Company for any reason or for no reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity in the area of quantum computing or such other services or products provided by the Company at the time employment terminates in any geographical area where the Company does business at the time this covenant is in effect, whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b) During the Executive’s employment with the Company and for a period of 12 months after the termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c) During the Executive’s employment with the Company and for a period of 24 months after termination of Executive’s employment for any reason or for no reason, Executive will not, directly or indirectly, contact, solicit, divert or take away, or attempt to solicit, contact, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

6.5 Interpretation of Agreement. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6 Restrictions Necessary. The restrictions contained in this Section are necessary for the protection of the business, proprietary information, and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The prevailing party shall be entitled to recover its reasonable attorneys’ fees in such an action. In addition, the Company’s obligation to pay Executive the amount set forth in Section 5.2 or 5.3 shall terminate in the event Executive materially breaches any terms and conditions in Section 6.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement between the Company and the Executive. For the avoidance of doubt, however, this Agreement is in addition to, and shall not supersede any stock option agreement between the Company and Executive.

8. Amendment. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

9. Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Virginia and such representatives shall schedule a date with such firm for a mediation firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. All disputes concerning compliance with or the interpretation of this Agreement, or any other aspect of Executive’s employment with the Company or the termination of that employment, shall be resolved by a single arbitrator under the Employment Dispute Rules then obtaining of the American Arbitration Association. The decision of the arbitrator shall be final and binding. Notwithstanding the foregoing, any claims by the Company concerning Executive’s compliance with the Nondisclosure and Noncompetition provisions of this Agreement are excluded from the scope of this Arbitration provision and may be brought in any court of competent jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws thereunder.

10. Notices. Any notice or other communication required or permitted by this Agreement to be given to a part shall be in writing and shall be deemed given if delivered by: (a) certified mail, return receipt requested, (b) hand delivered, (c) by e-mail in so-called “portable document format (.pdf)” with electronic confirmation of receipt thereof, or (d) delivered by a national overnight express service (in the case of delivery by .pdf, the notice must be followed by a copy of the notice being delivered by a means provided in (a), (b), or (d)). If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section. Notices must be delivered to the following addresses or at such other addresses as may be later designated by notice:

To Quantum Computing Inc.:

Quantum Computing Inc.

215 Depot Court SE

Leesburg, VA 20175

Attn: Robert Liscouski, CEO

To: Richard E. Malinowski

Richard E. Malinowski

2 Warrenton Lane

Colts Neck, New Jersey 07722

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by her/him.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. The intention of the parties, as expressed in any provision held to be void or ineffective, shall be given such full force and effect as may be permitted by law.

12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and facsimile signatures delivered by fax or e-mail transmission shall be treated as originals.

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment as of the date first above written.

QUANTUM COMPUTING INC.

By:	/s/ Robert Liscouski
	Name:	Robert Liscouski
	Title:	Chief Executive Officer

Date Executed: July 24, 2018

By:	/s/ Richard E. Malinowski
Richard E. Malinowski

Date Executed: July 24, 2018

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